Exhibit 99.A

Schedule A

Director of the Reporting Person

Entity	Director	Business Address	Present Principal Occupation or Employment/Principal Business	Citizenship/Place of Organization
Zhuoling International Limited	Kangping Chen	OMC Chambers Wickhams Cay 1 Road Town, Tortola, British Virgin Islands	Director of the Issuer	People’s Republic of China